Exhibit 99.1

                 Medi-Hut Co., Inc. Announces the Closing of a
                  Private Placement of Convertible Debentures

    SPRING LAKE, N.J.--(BUSINESS WIRE)--May 31, 2005--Medi-Hut Co., Inc. ("Medi-Hut" or the "Company") announced today that it closed on a private placement of convertible debentures (the "Debentures"). The gross proceeds received in connection with this private placement were $300,000, which are to be used for working capital purposes, including funding the Company's current litigation against Syntho Pharmaceuticals, Inc. and its president, Muhammed Malik, and Breckenridge Pharmaceutical Inc., relating to the Company's exclusive right to distribute the hormone replacement therapy drug, Syntest as well as to fund the Company's ongoing litigation against its former independent auditors, Rosenberg, Rich, Baker, Berman & Company. The Debentures have a 5 year term maturing on April 30, 2007, and bear interest at a rate of 8% per annum. Up to 50% of the aggregate principal amount of the Debentures are immediately convertible into shares of the Company's common stock at the option of the holders at a conversion price of $0.10 per share. The remaining 50% of the aggregate principal amount of the Debentures are convertible at the option of the holders at any time after May 1, 2006 at a conversion price of $0.20 per share.

    Statements about the Company's future expectations and all other statements in this press release other than historical facts are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.


    CONTACT: Medi-Hut Co., Inc.
             Tom Gifford, 732-919-2799, Ext. 5550
             Fax: 732-919-2798